SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE TOPPS COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

CRESCENDO PARTNERS II L.P., SERIES Y
CRESCENDO INVESTMENTS II, LLC
CRESCENDO ADVISORS LLC
ERIC ROSENFELD
ARNAUD AJDLER
THE COMMITTEE TO ENHANCE TOPPS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED APRIL __, 2007

The Committee to Enhance Topps

April __, 2007

Fellow Stockholders:

The attached proxy statement and the enclosed GOLD proxy card are being furnished to you, the stockholders of The Topps Company, Inc., a Delaware corporation (“Topps” or the “Company”) in connection with the solicitation of proxies by The Committee to Enhance Topps for use at the special meeting of stockholders of Topps, and at any adjournments or postponements thereof (the “Special Meeting”), relating to the proposed acquisition (the “Merger”) of Topps by certain entities controlled by Michael D. Eisner and Madison Dearborn Partners, LLC (the “Acquisition Entities”). In connection with the proposed Merger, Topps entered into an Agreement and Plan of Merger, dated as of March 5, 2007, with Tornante-MDP Joe Holding LLC and Tornante-MDP Joe Acquisition Corp, the Acquisition Entities.

Pursuant to the attached proxy statement, we are soliciting proxies from holders of shares of Topps common stock to vote AGAINST the proposed Merger.

The Special Meeting will be held on [________, ________ __], 2007 at [__:__], Eastern Time, at the [________] located at [_______ __________ ___________, __].

We urge you to carefully consider the information contained in the attached proxy statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today. The attached proxy statement and the enclosed GOLDproxy card are first being furnished to the stockholders on or about [_________ __], 2007.

If you have already voted for management’s proposals relating to the merger, you have every right to change your vote by signing, dating and returning a later dated proxy card.

If you have any questions or require any assistance with your vote, please contact D.F. King & Co., Inc., which is assisting us, at their address and toll-free numbers listed on the following page.

Thank you for your support,

Eric Rosenfeld & Arnaud Ajdler
The Committee to Enhance Topps

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the Committee’s proxy materials, please call
D.F. King & Co., Inc. at the phone numbers listed below.

D.F. King & Co., Inc.

Call Toll-Free: l-800-628-8532
Banks and Brokerage Firms Call Toll-Free: 1-212-269-5550

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED APRIL __, 2007

SPECIAL MEETING OF STOCKHOLDERS
OF
THE TOPPS COMPANY, INC.

PROXY STATEMENT
OF
THE COMMITTEE TO ENHANCE TOPPS

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

The members of The Committee to Enhance Topps (“the Committee” or “we”) are significant stockholders of The Topps Company, Inc. (“Topps” or the “Company”). The Committee is writing to you in connection with the proposed acquisition (the “Merger”) of Topps by certain entities (the “Acquisition Entities”) controlled by Michael D. Eisner and Madison Dearborn Partners, LLC (“Madison Dearborn”). The Board of Directors of Topps (the “Topps Board”) has scheduled a special meeting of stockholders for the purpose of approving the proposed Merger (the “Special Meeting”). The Special Meeting is scheduled to be held on [_________, _________ __], 2007 at [__:__]a.m., Eastern Time, at [________________________]. In connection with the proposed Merger, Topps entered into an Agreement and Plan of Merger, dated as of March 5, 2007, with Tornante-MDP Joe Holding LLC and Tornante-MDP Joe Acquisition Corp (the “Merger Agreement”).

The Committee opposes the proposed Merger and Merger Agreement because we believe that:

•	the $9.75 per share Merger consideration to be paid to the Company’s stockholders in the proposed Merger is inadequate and does not fully reflect the Company’s intrinsic value;

•	a better alternative exists for maximizing stockholder value, including replacing members of the existing Topps Board with highly-qualified nominees dedicated to maximizing stockholder value, conducting a modified “Dutch Auction” tender offer for between $10.00 and $10.50 per share and focusing on improving the operations of the Company;

•	the process that led to the signing of the Merger Agreement was flawed in that the Topps Board did not shop the Company prior to signing the Merger Agreement and thus failed to maximize the competitive dynamics of a sale transaction that would have garnered the highest price possible for the Company; and

•	the deal-protection terms of the “go-shop” provision under the Merger Agreement do not provide for a sufficient, post-signing market check.

You should refer to the information set forth under the heading “REASONS TO DEFEAT THE PROPOSED MERGER” for a more detailed explanation of the Committee’s reasons for opposing the proposed Merger and Merger Agreement.

The Committee does not believe that the proposed Merger is in the best interests of the stockholders and is soliciting proxies from the stockholders of Topps AGAINST the following Merger-related proposals:

1. The Company’s proposal to approve the Merger Agreement; and

2. The Company’s proposal to approve any motion to adjourn or postpone the Special Meeting to another time and place, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of Proposal 1.

The Committee is composed of Crescendo Partners II, L.P., Series Y, a Delaware limited partnership (“Crescendo Partners II”), Crescendo Investments II, LLC, a Delaware limited liability company (“Crescendo Investments II”), Crescendo Advisors LLC, a Delaware limited liability company (“Crescendo Advisors”), Eric Rosenfeld and Arnaud Ajdler. Mr. Ajdler is a director of Topps. Mr. Ajdler voted against the Merger Agreement along with two other members of the Topps Board, Timothy Brog and John Jones. Crescendo Partners II, Crescendo Investments II, Crescendo Advisors, Mr. Rosenfeld and Mr. Ajdler are deemed participants in this proxy solicitation. See “Other Participant Information.” This Proxy Statement and the GOLD proxy card are first being furnished to Topps’ stockholders on or about [________ __], 2007.

Topps has set the record date for determining stockholders entitled to notice of and to vote at the Special Meeting as [______ __], 2007 (the “Record Date”). The principal executive offices of Topps are located at One Whitehall, New York, New York 10004. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting. As of the Record Date, there were [_____] shares of Topps common stock outstanding and entitled to vote at the Special Meeting, which is the total number of shares of common stock, $0.01 par value per share (the “Shares”), reported to be outstanding by the Company. As of [______ __], 2007, the approximate date on which the Committee expects to mail this Proxy Statement to the stockholders, the Committee, together with all of the participants in this solicitation, are the collective beneficial owners of an aggregate of [________] Shares, which represents approximately [__]% of the Shares outstanding. Of the Shares beneficially owned by the members of the Committee, [______] of such Shares may be voted by the members of the Committee at the Special Meeting. The participants in this solicitation intend to vote such Shares AGAINST the Company’s Merger proposals.

According to the Company’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on [________ __], 2007, the approval of the Merger Agreement requires the affirmative vote of at least a majority of the Shares outstanding as of the Record Date.

THIS SOLICITATION IS BEING MADE BY THE COMMITTEE AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF TOPPS. THE COMMITTEE IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE SPECIAL MEETING. SHOULD OTHER MATTERS, WHICH THE COMMITTEE IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE SPECIAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

THE COMMITTEE URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD TO VOTE AGAINST THE COMPANY’S MERGER PROPOSALS.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY TOPPS MANAGEMENT TO THE TOPPS BOARD, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE COMPANY’S MERGER PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE SPECIAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE SPECIAL MEETING TO THE COMMITTEE, C/O D.F. KING & CO., INC. WHICH IS ASSISTING IN THIS SOLICITATION, OR TO THE SECRETARY OF TOPPS, OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

IMPORTANT

Your vote is important, no matter how many or how few Shares you own. The Committee urges you to sign, date, and return the enclosed GOLD proxy card today to vote AGAINST the Company’s Merger Proposal.

The Committee does not believe that the Merger is in the best interest of the Company’s stockholders. A vote AGAINST the Company’s Merger proposal will enable you - as the owners of Topps - to send a message to the Topps Board that you are committed to maximizing the value of your Shares and that you will not approve a proposed transaction that does not fully and fairly value your Shares.

•	If your Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to the Committee, c/o D.F. King & Co., Inc., in the enclosed envelope today.

•	If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the GOLD proxy card. The Committee urges you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to the Committee, c/o D.F. King & Co., Inc., who is assisting in this solicitation, at the address and telephone numbers set forth below, and on the back cover of this Proxy Statement, so that we may be aware of all instructions and can attempt to ensure that such instructions are followed.

YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET.

Please refer to the voting instructions on the GOLD proxy card.

If you have any questions regarding your proxy,
or need assistance in voting your Shares by telephone or Internet, please call:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

Call Toll-Free: l-800-628-8532
Banks and Brokerage Firms Call Toll-Free: 1-212-269-5550

PROPOSAL NO. 1

APPROVAL OF MERGER AGREEMENT

You are being asked by Topps to approve the Merger Agreement. For the reasons discussed below, we oppose the proposed Merger and Merger Agreement. To that end, we are soliciting your proxy to vote AGAINST Proposal No. 1.

We urge you to demonstrate your opposition to the proposed Merger and to send a message to the Topps Board that the proposed Merger is not in the best interest of Topps stockholders by signing, dating and returning the enclosed GOLD proxy card as soon as possible.

REASONS TO DEFEAT THE PROPOSED MERGER

I. THE $9.75 PER SHARE MERGER CONSIDERATION IS INADEQUATE AND DOES NOT FULLY REFLECT THE COMPANY’S INTRINSIC VALUE

Based upon the failure of the Company’s management to maximize the value of the Company’s brands and products, the Committee believes that the intrinsic value of Topps is far greater than the $9.75 per Share Merger consideration.

The Merger consideration represents only a 3% premium to the average closing price of the Shares for the 20 trading days preceding the announcement of the Merger Agreement. In fact, Topps’ Shares recently traded at prices substantially higher than $9.75, closing as high as $9.97 on February 2, 2007. It therefore stands to reason that the Board was contemplating a Merger at a lower price per Share than the price at which the Company’s Shares were trading at certain times during the negotiations of the Merger Agreement. Furthermore, since the signing of the Merger Agreement, the Company’s stock has been consistently trading at prices higher than the proposed $9.75 per Share offer price, closing as high as $10.17 on April 19, 2007.

The Committee believes that there are several shortcomings in the analysis used by the Topps Board to justify the low takeover premium, which the Committee details below.

1. The Use of an Inappropriate Share Price Benchmark:

Instead of using the average closing price of the Shares for the 20-days preceding the Merger, the Company discloses its belief that $8.02 represents an appropriate benchmark for considering the $9.75 Merger consideration. From the Company’s proxy statement:

“The average closing price of our common stock for the two-week period that preceded our 2006 annual meeting of stockholders held on July 28, 2006 was $8.02 per share. After we settled the second proxy contest by Pembridge in July 2006 and the objecting directors were elected to our Board, based on at least one analyst report, speculation had emerged in the analyst community that the Company might have been the subject of a transaction over the following months. The price of our common stock began to increase over time. Many of our directors believed that this increase may have reflected a transaction premium that was built into the price of our common stock.”

The Company would have its stockholders believe that the average closing price of $8.02 for the two weeks prior to the Company’s 2006 annual meeting - more than nine months ago - serves as an appropriate benchmark by which to consider the premium in connection with the proposed Merger consideration. This suggests that the observed increase in the Company’s share price in the time leading up to the signing of the Merger Agreement is attributable to a supposed transaction premium in the share price. We disagree and, in fact, believe that the increase in the Company’s Shares from $8.02 to $9.45, the approximate average closing price of the Shares for the 20 trading days preceding the announcement of the Merger Agreement, is due in large part to (i) improved results of operations in fiscal year 2007, including better than expected third quarter results and (ii) the prospect of a large return of capital raised during the Company’s third quarter conference call. We note that the Company’s stock price increased approximately 8% following the release of the Company’s third quarter results.

In fact, public statements made by certain members of management reveal the inconvenient truth for the Company that there were other reasons for the rise in the Company’s Shares during this time period. Please consider the following public statements made by the Company:

•	Improved Fiscal Year 2007 Financial Operations and Better Than Expected Third Quarter Results

“We have also made fundamental changes to the structure of the Company to improve operating profitability, including implementing new systems to improve efficiency. These actions in total are beginning to bear fruit as evidenced by our results for the first quarter fiscal 2007, which we reported on June 29, 2006. Highlights in the quarter include:

•	79% increase in net income compared to the same period last year; and

•	$6.5 million returned to shareholders through dividends and share repurchase.”

Arthur Shorin in a letter to the Company’s stockholders, dated June 30, 2006, in connection with the 2006 Annual Meeting.

“Third quarter revenue reflects continued momentum in the U.S. sports card business and strong performance in the worldwide confectionery business. Importantly, this is our third consecutive quarter of strong earnings which highlight the progress we have made in our turnaround plan.”

Arthur Shorin statement in earnings release from fiscal 2007 third quarter, dated January 3, 2007.

•	The Prospect of a Large Return of Capital

“Well, the Board was and is considering uses of cash and has decided not to renew sort of in this interim period until they have a chance to consider all the alternatives, including the renewal of a 10(b)(5)-1 program. So, my guess is that decision will be made relatively shortly.”

Cathy Jessup during an investor call conducted by the Company on January 3, 2007.

To the Committee, the statements above paint a picture of a Company that should expect that its improved results of operations were the driving force for the increase in its stock price. On the one hand, in the context of a proxy contest at last year’s annual meeting, and in earnings releases and conference calls, the Company would have its stockholders believe that its strong stock performance is a product of initial positive results from its strategic restructuring and turnaround, and on the other hand, in the context of justifying a transaction premium, the Company would have stockholders believe that the strong performance of its Shares is a result of takeover speculation. The Company’s management and the Topps Board cannot have it both ways.

Finally, an additional reason we do not lend any credence to the role of takeover speculation in the increase in the Company’s stock price is because the last time that there was real takeover speculation in June 2005 (after the Company announced it was exploring the sale of the confectionary division), the stock price reached $10.94. At that time, the Company’s entertainment business was faring much worse than it is today. It therefore stands to reason that if there truly was significant takeover speculation in the Company in the months leading up to the Merger Agreement, that its Shares would have traded significantly higher than $9.45 per share.

2. The Use of Inappropriate Projections

In the Committee’s opinion, the Topps Board selectively provided certain adjusted financial projections for use in connection with the fairness analysis. The Committee believes that these figures were selected so that the $9.75 per Share consideration would fall within the range of fairness of the discounted cash flow analysis. The Company conveniently fails to mention in its proxy statement that the “adjusted case” projections prepared by Lehman Brothers Inc. (“Lehman Brothers”) with the assistance of management and used by Lehman Brothers in its fairness analysis appeared for the first time only on January 25, 2007, after the $9.75 price had already been agreed to in principle. Before that time, the Topps Board had seen and worked only with the “management” projections.

3. Shortcomings in the Lehman Brothers Fairness Analysis:

The Committee believes that the fairness analysis performed by Lehman Brothers was flawed in several respects. In the Committee’s opinion, it was a mistake for Lehman Brothers to rely on certain financial and operating data from the last twelve months (LTM) instead of using forward-looking projections in its Comparable Company Analysis and Comparable Transaction Analysis. We believe this analysis is flawed because the LTM numbers are depressed numbers and the Company has projected significant EBITDA growth over the next fiscal year (44% in the management case). The Company’s projected EBITDA growth represents a significantly higher growth rate than the comparable companies selected. Therefore, the multiple implied by the comparable companies and comparable transactions fail to reflect this high level of projected EBITDA growth.

We believe that Lehman Brothers should have instead analyzed the ratio of EV (enterprise value) to the forward-looking projections of EBITDA of the comparable companies and applied this to the Company’s forward-looking projections of EBITDA. If this approach had been employed, we believe that Lehman Brothers’ analysis would have resulted in a much higher valuation of the Company. We believe that the use of LTM financial and operating data is improper since it is representative of depressed operational circumstances and distorts the intrinsic value of the Company.

We note that Lehman Brothers used forward-looking projections in connection with recent fairness opinions, including one for Sierra Health Services, Inc. (“Sierra Health”). In Sierra Health, Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of Sierra Health one day prior to the announcement of the merger. Ask yourself why Lehman Brothers only used LTM numbers in its fairness analysis for Topps and why Lehman Brothers used an $8.02 share price as a benchmark as opposed to the share price of Topps the day before the Merger Agreement was announced.

Finally, we also believe that in the hypothetical Status-Quo Valuation and Leveraged Acquisition Analysis performed by Lehman Brothers, the valuation of the Company and the IRR should only have been discounted over two years, as opposed to three. The market discounts future information and therefore we believe that the market would value the Company in early fiscal year 2010 (February 2009) based on the expected fiscal year 2010 financial data. In the same vein, a private equity buyer could take the Company public in early fiscal year 2010 (February 2009) based on the projected 2010 numbers, and, therefore, the IRR should be calculated based on a two-year, rather than a three-year holding period. This would lead to a much higher Status-Quo Valuation and much higher IRR for the private equity buyers.

4. Failure to Include Value Associated with the Potential of a Future `Hit’ Product

The non-sport trading card is a hit-driven business. Sales and profits can go from low to enormous levels and back to low levels in quick and unpredictable cycles. This happened to Topps with Pokemon from 1999 to 2001. During this timeframe, sales went from $229.4 million in 1999 to $437.4 million in 2001 and back to $300 million in 2002. While we cannot predict when Topps will have its next hit, it does not mean that this type of potential opportunity is valueless, which has been Lehman’s assumption.

The Committee Therefore Believes that the $9.75 Consideration is Inadequate

In light of the progress that the Company has started to make in its strategic turnaround plan, the Committee does not understand how the Topps Board concluded that the per-share Merger consideration is greater than what long-term stockholders would be able to sell their Shares for in the open market upon the completion of a turnaround. The Committee also does not understand why the Topps Board threw itself at the feet of the first suitor to make an offer for the Company just as a strategic turnaround is beginning to bear fruit, without having first conducted a full-blown competitive auction process.

In addition, the $9.75 per Share proposed Merger consideration amounts to a net cash outlay of less than $7.60 per Share by the acquirors when considering the amount of cash that the Company has on hand without any debt. Topps currently has approximately $84 million in cash on hand as of the end of fiscal 2007 third quarter. This analysis suggests that more than 20% of the proposed purchase of Topps is actually being funded by cash belonging to Topps’ stockholders.

The Company also fails to disclose in its proxy statement that the most recent proposed stock repurchase program for the period September 2005 through September 2006 that was approved by the Board in September 2005 - prior to the election of Messrs. Brog, Jones and Ajdler - had a top price of $10.62 per Share. The Committee does not understand how management and the Topps Board on the one hand can recommend buying shares up to $10.62 per Share, but on the other hand approve the sale of the Company at $9.75 per Share as the alternative that maximizes stockholder value, particularly given the improvements in the Company’s financial performance in the first three quarters of fiscal year 2007.

As discussed above, the Company’s fiscal 2007 third quarter results reflect positive revenue and earnings growth. The Company has stated that it is on track to meet or exceed its full year earnings guidance of $0.25 to $0.30 per diluted share for fiscal year 2007. If the proposed Merger is consummated, Madison Dearborn and Mr. Eisner will stand to reap the benefits of the Company’s initial strategic turnaround results, as opposed to the long-term stockholders who have waited patiently through years of poor operating and stock performance for the underlying value of their Shares to be unlocked. The Committee believes it is grossly unfair for the Company’s stockholders to be denied the opportunity to participate in the Company’s strong future growth outlook, especially when the Company can engage in similar value-enhancing activities as the private equity buyers are likely to undertake.

Based on the factors outlined above, we question how the Topps Board can conclude that the sale of the Company at a price of $9.75 per Share is in the best interests of the Company’s stockholders.

II. A BETTER ALTERNATIVE EXISTS FOR MAXIMIZING STOCKHOLDER VALUE

The Committee has an alternative plan for maximizing stockholder value. Instead of selling the Company today at a discount to the private equity entities, the Committee believes that the Company should first engage in value-enhancing activities of its own. More specifically, the Committee believes that the Company can significantly increase stockholder value by first improving the operations of the Company and fixing the Company’s capital structure, and only then exploring the sale of the Company at an appropriate time. The Committee does not believe a “quick-fix” sale of the Company as it is still in a depressed financial condition is in the best interest of stockholders. The Committee believes that if the Company were to take certain steps, the Company’s Shares could be worth significantly more in the short-to-medium term. Using management projections, the Committee believes that Topps’ Shares could justify an enterprise value (net of debt) between $16 and $18 per Share in two years1, not taking into account an M&A premium that could yield a much higher valuation.

If the Merger is voted down by stockholders, the Committee intends to nominate a slate of directors committed to maximizing stockholder value. We believe that the existing Board has made and continues to make the wrong choices by (i) not holding management accountable, (ii) overseeing a significant rise in the Company’s cost structure of the Company, (iii) failing to fix the Company’s capital structure, (iv) overseeing a stagnant stock price and (v) selling the Company at a discounted valuation for an inadequate premium. We therefore believe that they are the wrong board members to lead the Company in the future. We believe that the Company needs an experienced board dedicated to aggressively improving business operations and enhancing value. We are in discussions with a number of highly-qualified candidates with extensive experience running companies and divisions of companies and who also have industry expertise in certain areas, including marketing, brand management, entertainment and strategic turnarounds.

Our nominees, if elected, would not seek an immediate sale of the Company, unless the Company receives an offer at a significant premium to market which adequately reflects the intrinsic value of the Company. Instead, our nominees would first focus on fixing operations and the capital structure of the Company. We believe that Topps can remain a public company and can undertake many of the same value-enhancing activities that would likely be taken by any private equity purchasers. By staying a public company, the public stockholders stand to reap the benefits of the Company’s operational and financial restructuring instead of the private equity owners gaining those rewards.

In particular, if our slate is elected to the Topps Board, we plan to undertake certain value-enhancing activities, including (i) conducting a modified “Dutch Auction” tender offer for approximately 28% of the Company’s outstanding Shares between $10 and $10.50 and (ii) aggressively focusing on improving the Company’s operational performance.

1. A Modified “Dutch Auction” Tender Offer:

As of the end of the third quarter of fiscal year 2007, the Company had in excess of $84 million of cash on its balance sheet. According to the Company’s own financial projections, the Company will continue to generate significant free cash flows and could therefore support a significant amount of debt. This idea is certainly validated by the existing Merger Agreement pursuant to which Mr. Eisner plans to borrowbetween $140 and $165 million or between 4.8 and 5.6 times forecasted 2008 EBITDA. We do not believe that as a public company Topps should support the same level of debt, and therefore we recommend that the Company conservatively borrow $45 million, or approximately 1.5 times 2008 EBITDA (based on management projections). Between the Company’s existing cash (taking into account deal-related expenses and cash required to run the business) and the additional debt, we anticipate that the Company would be able to immediately return approximately $110 million to its stockholders. The Committee strongly believes that this surplus cash should be returned to the stockholders, the true owners of the Company. Although a few options exist for achieving this, the Committee believes that the Company should undertake a large-scale share repurchase through a modified “Dutch Auction” tender offer. If the Company is able to buy back $110 million of shares at, say $10.25, it will retire approximately 28% of its outstanding Shares. Such a tender offer would have multiple advantages, which include (i) fixing the capital structure by placing a limited amount of debt on the Company, (ii) providing current liquidity to investors at a higher price per Share than the Proposed Merger and (iii) providing long-term stockholders the ability to participate in the Company’s future growth in a more levered way.

Crescendo Partners II intends to remain a long-term stockholder of Topps and will not participate in this tender offer.

_______________________
1 Assumes a forward-looking EV/EBITDA multiple in the 9.0x to 10.0x range to the projected 2010 EBITDA, a repurchase of $110 million of shares at a price of $10.25 and the utilization of free cash flows to repay debt.

2. Aggressive Focus on Improving Operations:

The Committee believes that senior management has not been aggressive enough to improve the operations of the Company. We believe that the Company should hire a new CEO with extensive marketing and turnaround experience, and who would bring a fresh perspective to the organization. In light of Topps’ sub par EBITDA margins compared to industry peers, as shown in the table below2, the Committee believes that there are significant opportunities to increase profitability.

EBITDA Margin (%)
RC2	20.8
Jakks Pacific	18.1
Hasbro	17.3
Mattel	16.9
4kids	22.9
Hershey	24.9
Tootsie Roll	20.8
Wrigley	23.8
Cadbury Schweppes	18.0

Average	20.4

Topps	6.3

_______________________
2 Table includes (i) last fiscal year EBITDA margins for the comparable companies according to Capital IQ and (ii) Topps’ EBITDA margin based on fiscal 2007 number from the Company’s proxy statement.

According to Topps’ own proxy statement, Lehman Brothers commented on the confectionary division’s low EBITDA margin compared to the industry average. We believe that this has been caused by the above-average cost of goods sold of the confectionary business. This is an area where we believe there are significant opportunities to reduce costs. We also believe that there are significant top-line opportunities by improving the marketing spending, improving the new product development process and broadening the distribution capabilities of the Company. The Committee believes that the failed re-launch of Bazooka is an example of senior management’s failure to translate a well-known brand into sales and profits due to poor marketing and execution.

On the entertainment side, there are several opportunities to grow the top line by expanding more aggressively into trading games and interactive card games. A recent BusinessWeek article suggests that if Topps were to introduce a cross-over between a trading card game and a video game for professional athletes, it could help the Company connect with a new audience that spends increasingly more time online and playing video games.

The poor financial performance of WizKids (purchased by Topps in 2003) is clear evidence of Topps’ inability to perceive trends and to take advantage of meaningful opportunities to extend its entertainment business in ways that will attract and retain a new generation of customers. Mr. Eisner has said in the press that he plans to grow the business in new and exciting ways. We believe that Mr. Eisner is correct in his observation that Topps has the potential for and needs to grow in new and exciting ways to reach a new generation. Topps’ senior management team has failed to reach this new generation. The Committee believes that stockholders would be better served by replacing senior management and the nepotism associated therewith, and taking strides to improve the business, rather than selling it today at a discounted price.

Additionally, we believe that there are significant opportunities to cut costs such as office consolidation and replacing the mainframe system with an ERP system. Such a replacement usually takes 12-18 months on average (including at companies many times larger than Topps). At Topps, under existing senior management, this replacement is scheduled to take 5 years.

In conclusion, instead of selling to private equity firms today at a discounted price, the Committee believes that stockholders would be better served by doing their own recapitalization of the Company, replacing management and focusing on improving the operations. We believe this will yield significantly greater value in the near to medium term for Topps’ stockholders.

III. THE PROCESS THAT LED TO THE SIGNING OF THE MERGER AGREEMENT WAS FLAWED

The Committee’s significant reservations about the proposed Merger extend beyond the inadequate price. The Committee believes the principal reason that the Merger consideration is inadequate and fails to provide full and fair value for the Shares is because the Company failed to undertake a competitive sale process to obtain the highest possible price for the Company and because the sale process was tainted by conflicts of interest.

1. The Company’s So-Called “Sale Process”

Through an unnamed Company spokeswoman, Topps would have you believe that the Company had been actively soliciting bids for the Company for the two years leading up to the signing of the Merger Agreement. The Company spokeswoman was quoted in a news article on March 8, 2007 as stating the following:

“Over the past two years, with the assistance of Lehman Brothers Inc., we have examined all opportunities to deliver value to Topps stockholders, and no other superior proposals have emerged in this time frame”

The Committee believes such a statement is misleading since it suggests that a full sale process was conducted to solicit proposals prior to signing the Merger Agreement. Otherwise, the Committee does not understand how the Company could have had any expectations to receive “superior proposals” during that time. Furthermore, information in the Company’s proxy statement suggests that the above statement is patently untrue. The Company states that it terminated its engagement of Lehman Brothers to explore strategic alternatives in September 2005. Therefore, we believe that any suggestion that Lehman Brothers had been assisting the Company “over the past two years” in examining “all opportunities to deliver value” is false and misleading.

In its proxy statement, the Company finally admits that it “did not undertake a full public auction of the entire Company prior to entering into the merger agreement.” In fact, the Company’s proxy statement makes clear that its entire sale process consisted of talking to only three potential interested parties, Bidder A, Bidder B and Tornante/MDP before entering into the Merger Agreement. In an era of unprecedented liquidity, the Committee does not understand why a full process was not undertaken, especially when the proposed offer price represents such an inadequate premium when compared to the price at which the Shares were trading. In particular, given the `trophy’ nature of the entertainment division, the Committee believes that a full public process prior to signing the Merger Agreement would have been the best way to maximize stockholder value in a transaction.

The proxy statement acknowledges that no third parties were approached prior to the signing of the Merger Agreement and, in particular, that Topps never approached Bidder C, its main competitor for its entertainment division, to see if it had any interest in acquiring the Company. The Company’s proxy statement also fails to mention that Bidder C had expressed interest in pursuing a transaction with Topps even before the announcement of the proposed transaction with the Acquisition Entities.

2. The Company’s Reasons for Not Conducting a Full Sale Process Lack Merit and Credibility

The Company’s proxy statement attempts to justify the Topps Board’s decision not to undertake a full public auction prior to entering into the Merger Agreement by stating that the Company had an adequate opportunity to ensure that $9.75 was the highest price it could receive “in light of the more than two-year process leading up the execution of the Merger Agreement.” This seems to suggest to the Committee that given the prior efforts to sell the confectionery business, any bidder interested in acquiring Topps would likely have emerged during this timeframe. In other words, the Company and the Topps Board appear to believe that the Company should have been understood to be in play for the last two years. The Chairman’s public statements suggest the contrary.

In 2006, Mr. Shorin indicated that the Company had no interest in soliciting bids for the sale of the Company. In a letter to the Company’s stockholders dated July 24, 2006, Arthur Shorin wrote the following:

“We are committed to completing the turnaround of the Company by following through on our strategic plan. We are convinced that attempting a ``quick fix’’ sale of the Company at this time will lead to a poor result -- inadequate offers, a harmful waste of time and a disrupted Topps organization -- when a focus on operations is needed most.”

According to the Merger Agreement, on that same day, July 24, 2006, the Company entered into a confidentiality agreement with The Tornante Company LLC in connection with a proposed buyout of the Company3. It is this confidentiality agreement that eventually led to what the Committee believes to be a “quick fix” sale and “poor result” for the Company’s stockholders, as correctly predicted by Mr. Shorin.

The Committee also believes it is disingenuous for the Company to state on the one hand that soliciting bids for the sale of the Company is not in the Company’s best interest, while on the same day negotiating and entering into a confidentiality agreement with the Acquisition Entities in connection with a proposed sale behind closed doors.

3. The Unwarranted Removal of the Objecting Directors from the “Go-Shop” Process

On March 13, 2007, the Company announced that the Topps Board had met and decided to strip the Ad Hoc Committee of the Topps Board of its authority to monitor the day-to-day developments with respect to the Company’s “go-shop” process, effectively removing Arnaud Ajdler and Timothy Brog from the process altogether since, according to the other members of the Topps Board, they could not “adequately represent the best interests of the Company’s stockholders.” The Committee does not understand the basis for such a decision when it is incumbent upon directors, as fiduciaries, to vigorously oppose a proposed Merger that they do not believe to be in the best interests of a company’s stockholders.

The Committee asks the Company’s stockholders to consider whether it makes sense for the Topps’ Board to have concluded that two directors whose sole interest with respect to the proposed Merger is seeking the highest price possible for the Company’s Shares are not suitable to supervise the “go-shop” process. On the contrary, it seems logical to the Committee that two directors who oppose the process that led to the proposed Merger and who believe the Merger consideration to be inadequate would be the most suitable directors to vigorously pursue alternative proposals during the “go-shop” process.

_______________________
3. According to the Merger Agreement, Madison Dearborn Partners, LLC entered into a Confidentiality Agreement with the Company on July 17, 2006.

4. Potential Conflicts of Interest May Have Tainted the Sale Process

Finally, the Committee believes that potential conflicts of interest and the lack of independence of certain members of the Topps Board may have further tainted the process.

The Committee questions the ability of Arthur Shorin to exercise independent judgment in voting to approve the Merger Agreement when he negotiated a three-year consulting agreement with the Acquisition Entities despite the advice given by the Topps Board to senior management not to negotiate employment arrangements until after the signing of the Merger Agreement and also when the future employment of his son-in-law, Scott Silverstein, may depend on who purchases the Company.

The Committee does not understand how Willkie Farr & Gallagher LLP (“Willkie Farr”), the law firm for which Jack Nusbaum serves as Chairman, can be expected to provide independent oversight of the sale process to the Topps Board. The Company’s proxy statement states that “based in part on consultations with Topps management, Willkie Farr and Lehman Brothers, and in consideration of other supporting factors (including, but not limited to, Lehman Brothers’ opinion), the Board, by a vote of seven to three, has approved and adopted the Merger Agreement and the transactions contemplated thereby, including the merger.” The Committee believes that given the inherent conflict of interest, either Mr. Nusbaum should have recused himself from the vote of the Topps Board or the Topps Board should have been advised by an independent law firm.

IV. THE DEAL-PROTECTION TERMS OF THE `GO-SHOP’ PROVISION DO NOT PROVIDE FOR A SUFFICIENT, POST-SIGNING MARKET CHECK

The Committee believes that the terms of the “go-shop” provision under the Merger Agreement were designed to deter rather than encourage the solicitation of alternative proposals. As a general matter, there are risks and uncertainties associated with any effort to interfere with a definitive transaction involving a public company, especially when certain members of management have a vested interest in the consummation of the transaction. The Committee believes that the terms of the Merger Agreement created unreasonable barriers to receiving offers from other interested parties. Therefore, the Committee believes that any implication by the Company that contacting more than 100 companies during the “go-shop” period provides for a substantial post-signing market check is a `smokescreen.’

According to the terms of the Merger Agreement, the Company is precluded from terminating the Merger Agreement to enter into a transaction to sell a division of Topps. The Company’s proxy statement discloses that this provision was “heavily negotiated” and that the “definition of a superior proposal under the merger agreement was discussed at length, particularly whether the percentage contained therein should be 25% or 60%” and that “at a higher percentage, which was ultimately agreed by the parties to be 60%, the Company is effectively precluded from terminating the merger agreement to enter into a transaction to sell a division of Topps.” Therefore, during the go-shop period, the Company had to find a party interested in acquiring the entire Company. According to the Company’s proxy statement, Lehman Brothers indicated that, while it was able to identify potential strategic buyers for the confectionery business and for the entertainment business, it had not been able to identify a logical strategic buyer for the entire Company due to the different nature of the two businesses. The Committee believes that the Company’s acquiescence to this provision strongly limited the efficacy of the post-signing market check.

The break-up fee payable by Topps for exercising its “fiduciary-out” during the go-shop process, including reimbursable expenses, is approximately 3.9% of the Company’s transaction value (less cash on hand), which, in the Committee’s opinion, is unreasonable for a transaction of Topps size. The break-up fee increases to approximately 5.6% of the Company’s transaction value (less cash on hand) after 60 days following the Effective Date of the Merger Agreement. The Committee believes that these break-up fees, which are on the high-end of the range of what is deemed to be acceptable for M&A transactions, are unreasonable in the context of a proposed transaction that pays such a low market premium.

The fallibility of the Merger Agreement’s “go-shop” provision became apparent when the Topps Board received a non-binding indication of interest, not subject to financing, from Bidder C to acquire Topps for $10.75 per share, but nevertheless concluded that Bidder C’s proposal was not reasonably likely to result in a “superior proposal.” Despite the many disadvantages for a “go-shop bidder,” including an un-level playing field, the Company did receive a bid that, if consummated, would provide significantly greater value to the Company’s stockholders. However, the Company ceased negotiations and discussions with the bidder due to the restrictive nature of the “go-shop” provision. This does not appear to the Committee to be an effective post-signing market check. The Committee asks stockholders to consider if the strategic bidder had been contacted prior to the signing of the Merger Agreement, whether the Company could have concluded a transaction which yields greater value for its stockholders.

The Company fails to mention in its proxy statement that Mr. Ajdler favored a declaration of Bidder C as an “excluded party” for the following reasons: (1) the proposed purchase price was $1 more per share, (2) the proposal was not contingent on financing, (3) the amount of liquidity in the financial system is at an unprecedented level and it would be highly unlikely that Bidder C would not get financing for this transaction, (4) Bidder C made concessions regarding the deal terms, (5) this deal would be highly strategic for Bidder C and (6) there would be potential of creating deal tension between the bidders to maximize stockholder value.

In addition, the Merger Agreement provides that the Company is required to pay Tornante-MDP Joe Holding LLC for its third party out-of-pocket expenses in an amount up to $4.5 million in the event that the Company’s stockholders do not approve the proposed Merger and Merger Agreement at the Special Meeting, regardless of whether an alternative proposal shall have been publicly announced, disclosed or otherwise communicated to the Topps Board. The Committee believes that this is an unwarranted and coercive attempt to ensure that the Company’s stockholders vote in favor of the proposed Merger. Why should the stockholders be penalized if they determine that the transaction is not fair to the stockholders? If Tornante-MDP Joe Holding LLC truly believed that the consideration was adequate, then ask yourself why they would need or require such protection?

In conclusion, the Committee believes that it was improper for the Topps Board to rely on a post-signing market check, in light of such deal-protection terms and the limited time for a third-party bidder to conduct due diligence and arrange financing compared to the almost nine months given to the Acquisition Entities.

The Committee urges you to vote against the Merger proposal by signing, dating and returning the enclosed GOLD proxy card as soon as possible.

PROPOSAL NO. 2

PROPOSAL TO APPROVE MOTION TO ADJOURN OR POSTPONE THE SPECIAL MEETING

You are being asked by Topps to approve a proposal to approve any motion to adjourn or postpone the Special Meeting to another time and place, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of Proposal 1. The Topps Board believes approval of this proposal may be necessary due to the difficulty of obtaining the necessary votes during the summer months when many stockholders are unavailable due to vacation schedules. For the reasons discussed above, we oppose the proposed Merger. To that end, we are soliciting your proxy to vote AGAINST Proposal No. 2.

The Committee urges you to vote AGAINST Topps’ proposal to approve any motion to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of Proposal 1.

CONSEQUENCES OF DEFEATING THE PROPOSED MERGER

In the event that the Merger Agreement is terminated as a result of the failure to obtain the requisite vote of the Company’s stockholders, the Company will be required to reimburse Tornante-MDP Joe Holding LLC up to $4.5 million for its documented out-of-pocket expenses in connection with the Merger. In addition, in the event that the Merger Agreement is terminated as a result of the failure to obtain the requisite vote of the Company’s stockholders and within twelve months after the date of the termination of the Merger Agreement, the Company enters into a definitive agreement with respect to an Acquisition Proposal (as that term is defined in the Merger Agreement) that is publicly disclosed or announced, then the Company must also pay Tornante-MDP Joe Holding LLC an additional $12 million.

We do not believe that our actions to date have constituted an Acquisition Proposal and would strongly disagree with any view to the contrary. However, we cannot be certain that an Acquisition Proposal will not be announced, disclosed or otherwise communicated to the Topps Board prior to the Special Meeting or that the Acquisition Entities will not claim that our actions have constituted an Acquisition Proposal such that they are entitled to, in the circumstances described above, payment of the termination fee. In addition, if the Acquisition Entities make such assertions, despite our view to the contrary, it is possible that the Topps Board will conclude that we have made an Acquisition Proposal and authorize payment of such amount.

In the event the Merger is defeated, our present intentions are to nominate directors to the Topps Board at the Company’s next meeting of stockholders at which directors are to be elected who we believe will take all necessary steps to consider all options to maximize stockholder value. However, there can be no assurance that if the Merger is defeated that an alternative transaction will be presented to the stockholders in the future and, even if an alternative merger transaction is presented to the stockholders, that it will be for consideration equal to or in excess of the consideration to be paid in the Merger. If Topps continues as an independent public company, there can be no assurance that its share price will remain at or exceed recent trading levels.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each Share is entitled to one vote. Stockholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Special Meeting even if they sell such Shares after the Record Date. Based on publicly available information, the Committee believes that the only outstanding class of securities of Topps entitled to vote at the Special Meeting is the Shares.

Shares represented by properly executed GOLD proxy cards will be voted at the Special Meeting as marked and, in the absence of specific instructions, will be voted AGAINST the proposed Merger and AGAINST the proposal to approve any motion to adjourn or postpone the Special Meeting to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of Proposal 1 at the Special Meeting, and, in the discretion of the persons named as proxies, on all other matters as may properly come before the Special Meeting.

QUORUM

In order to conduct any business at the Special Meeting, a quorum must be present in person or represented by valid proxies. A quorum consists of a majority of the Shares issued and outstanding on the Record Date. All Shares that are voted “FOR”, “AGAINST” or “ABSTAIN” on any matter will count for purposes of establishing a quorum and will be treated as Shares entitled to vote at the Special Meeting (the “Votes Present”).

VOTES REQUIRED FOR APPROVAL

Approval of the proposed Merger and Merger Agreement and the proposal to approve any motion to adjourn or postpone the Special Meeting to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of Proposal 1 at the Special Meeting require the affirmative vote of a majority of Shares outstanding on the Record Date. Stockholders may cast their votes by marking the ballot at the meeting or by specific voting instructions sent with a signed proxy to either the Committee in care of D.F. King & Co., Inc. at the address set forth on the back cover of this Proxy Statement or to the Company at One Whitehall, New York, New York 10004, or any other address provided by the Company.

ABSTENTIONS

Abstentions will count as Votes Present for the purpose of determining whether a quorum is present. Abstentions will not be counted as votes cast on any proposal set forth in this Proxy Statement. Accordingly, the Committee believes that abstentions will have the legal effect of a vote “AGAINST” the proposed Merger and Merger Agreement and the proposal to approve any motion to adjourn or postpone the Special Meeting to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of Proposal 1 at the Special Meeting.

BROKER NON-VOTES

Shares held in street name that are present by proxy will be considered as Votes Present for purposes of determining whether a quorum is present. With regard to certain proposals, the holder of record of Shares held in street name is permitted to vote as it determines, in its discretion, in the absence of direction from the beneficial holder of the Shares.

The term “broker non-vote” refers to shares held in street name that are not voted with respect to a particular matter, generally because the beneficial owner did not give any instructions to the broker as to how to vote such shares on that matter and the broker is not permitted under applicable rules to vote such shares in its discretion because of the subject matter of the proposal, but whose shares are present on at least one matter. Such shares shall be counted as Votes Present for the purpose of determining whether a quorum is present, if voting instructions are given by the beneficial owner as to at least one of the matters to be voted on. Broker non-votes will not be counted as votes cast with respect to matters as to which the record holder has expressly not voted. Accordingly, the Committee believes that broker non-votes will have the effect of a vote “AGAINST” the proposed Merger and Merger Agreement and no effect on the proposal to approve any motion to adjourn or postpone the Special Meeting to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of Proposal 1 at the Special Meeting.

REVOCATION OF PROXIES

Stockholders of Topps may revoke their proxies at any time prior to exercise by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to the Committee in care of D.F. King & Co., Inc. at the address set forth on the back cover of this Proxy Statement or to Topps at One Whitehall, New York, New York 10004, or any other address provided by Topps. Although a revocation is effective if delivered to Topps, the Committee requests that either the original or photostatic copies of all revocations be mailed to the Committee in care of D.F. King & Co., Inc. at the address set forth on the back cover of this Proxy Statement so that the Committee will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares. Additionally, D.F. King & Co., Inc. may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies against the Company’s proposals in connection with the Merger.

DISSENTERS’ RIGHT OF APPRAISAL

Under the General Corporation Law of the State of Delaware, stockholders who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the proposed Merger is completed, but only if they submit a written demand for an appraisal before the vote on the adoption of the Merger Agreement and only if they comply with the Delaware law procedures, as more fully explained in the Company’s Proxy Statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the merger agreement.

IF YOU WISH TO VOTE AGAINST THE COMPANY’S PROPOSALS IN CONNECTION WITH THE MERGER, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Committee. Proxies may be solicited by mail, facsimile, telephone, telegraph, in person and by advertisements. The Committee will not solicit proxies via the Internet.

The Committee has entered into an oral agreement with D.F. King & Co., Inc. for solicitation and advisory services in connection with this solicitation, for which D.F. King & Co., Inc. will receive a fee not to exceed $[_______], together with reimbursement for its reasonable out-of-pocket expenses. D.F. King & Co., Inc. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. The Committee has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. The Committee will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that D.F. King & Co., Inc. will employ approximately [50] persons to solicit Topps’ stockholders for the Special Meeting.

The entire expense of soliciting proxies is being borne by the Committee pursuant to the terms of the Joint Filing and Solicitation Agreement (as defined below). Costs of this solicitation of proxies are currently estimated to be approximately $[_________]. The Committee estimates that through the date hereof, its expenses in connection with this solicitation are approximately $[___________].

If Crescendo Partners II is successful in its solicitation of proxies to defeat the proposed Merger at the Special Meeting, then it intends to seek reimbursement from the Company for its expenses incurred in connection therewith.

OTHER PARTICIPANT INFORMATION

Each member of the Committee is a participant in this solicitation. Eric Rosenfeld is the Managing Member of Crescendo Investments II, which in turn is the general partner of Crescendo Partners II. The principal occupation of Mr. Rosenfeld is serving as the managing member of Crescendo Investments II and the managing member of the general partner of Crescendo Partners II. The principal business of Crescendo Investments II is acting as the general partner of Crescendo Partners II. The principal business of Crescendo Partners II is investing in securities. The principal business of Crescendo Advisors is investing in securities. The principal business address of Mr. Rosenfeld, Crescendo Partners II, Crescendo Investments II and Crescendo Advisors is 10 East 53rd Street, 35th Floor, New York, New York 10022.

The principal business address of Arnaud Ajdler is c/o Crescendo Partners, L.P., 10 East 53rd Street, 35th Floor, New York, New York 10022.

As of [_______ __], 2007, Crescendo Partners II beneficially owned 2,547,700 Shares of the Company. As the general partner of Crescendo Partners II, Crescendo Investments II may be deemed to beneficially own the 2,547,700 Shares of the Company beneficially owned by Crescendo Partners II. As of [________ __], 2007, Crescendo Advisors beneficially owned 100 Shares of the Company. Eric Rosenfeld may be deemed to beneficially own 2,547,900 Shares of the Company, consisting of 100 Shares held by Eric Rosenfeld and Lisa Rosenfeld JTWROS, 2,547,700 Shares Mr. Rosenfeld may be deemed to beneficially own by virtue of his position as managing member of Crescendo Investments II and 100 Shares Mr. Rosenfeld may be deemed to beneficially own by virtue of his position as managing member of Crescendo Advisors.

Arnaud Ajdler beneficially owns [2,301] Shares of the Company.

On March 6, 2007, the members of the Committee entered into a Joint Filing and Solicitation Agreement in which, among other things, the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company.

The Committee to Enhance Topps reserves the right to retain one or more financial advisors and proxy solicitors, who may be considered participants in a solicitation under Regulation 14A of the Exchange Act.

INFORMATION REGARDING TOPPS AND THE MERGER

According to the Company’s Proxy Statement, Topps is a Delaware corporation with its principal executive office located at One Whitehall, New York, New York 10004; Telephone No. 212-376-0300. According to the Company’s Proxy Statement, there are two principle segments of Topps’ business, Confectionery and Entertainment. In the Confectionery segment, Topps markets premium confectionery brands including lollipops such as Push Pop, Baby Bottle Pop and Juicy Drop Pop, Bazooka brand bubble gum and certain licensed candy items. The Company also manufactures and markets Ring Pop lollipops. In the Entertainment segment, the Company markets branded products including trading cards and sticker album collections featuring professional athletes and popular television, movie and other licensed characters. The Company also markets branded collectible strategy games.

Topps is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith is required to file reports, proxy statements and other information with the SEC. Reports, registration statements, proxy statements and other information filed by Topps with the SEC, including the Company’s Proxy Statement, are publicly available at the SEC website: www.sec.gov.

We note that the Company’s Proxy Statement contains information regarding:

•	a summary term sheet of the Merger;

•	the terms of the Merger Agreement and the Merger and related transactions;

•	any reports, opinions and/or appraisals received by Topps in connection with the Merger;

•	past contacts, transactions and negotiations by and among the parties to the Merger and their respective affiliates and advisors;

•	federal and state regulatory requirements that must be complied with and approvals that must be obtained in connection with the Merger;

•	security ownership of certain beneficial owners and management of the Company, including 5% owners;

•	the number of Shares outstanding as of the Record Date;

•	the trading prices of Topps stock over time;

•	the establishment of a quorum;

•	the vote required for approval;

•	the treatment of abstentions and “broker non-votes;”

•	the compensation paid and payable to Topps’ directors and executive officers;

•	the requirements for the submission of stockholder proposals to be considered for inclusion in the Company’s proxy statement for the 2007 annual meeting of stockholders, in the event that the Merger Agreement and the Merger are not approved by the stockholders; and

•	Topps, the Acquisition Entities and their respective affiliates.

OTHER MATTERS AND ADDITIONAL INFORMATION

The Committee is unaware of any other matters to be considered at the Special Meeting. However, should other matters, which the Committee is not aware of a reasonable time before this solicitation, be brought before the Special Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

See Schedule I for information regarding persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the management of Topps.

The information concerning Topps contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

THE COMMITTEE TO ENHANCE TOPPS

[_________ __], 2007

SCHEDULE I

The following table is reprinted from the Company’s preliminary proxy statement on Form
PREM 14A filed with the Securities and Exchange Commission on April 17, 2007.

Beneficial Ownership of Our Common Stock by Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 16, 2007 by each person or entity known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

		Shares Beneficially Owned

Name	Address	Amount and Nature ofOwnership(2)	Percent of Class (%)
Arthur T. Shorin(1)	The Topps Company, Inc.
	One Whitehall Street
	New York, New York 10001	2,900,489	7.4
Private Capital Management, Inc.(3)	8889 Pelican Bay Blvd.
	Naples, Florida 34108	3,027,421	7.8
Crescendo Partners II L.P., Series Y(4)	10 East 53rd Street
	35th Floor
	New York, New York 10022	2,547,700	6.6
Dimensional Fund Advisors LP(5)	1299 Ocean Avenue
	Santa Monica, California 90401	2,514,497	6.5
GAMCO Asset Management Inc. (6)	One Corporate Center
	Rye, New York 10580	2,374,861	5.9
Royce and Associates, LLC(7)	1414 Avenue of the Americas
	New York, New York 10019	2,286,570	5.9
All listed 5% or greater beneficial owners
		15,651,538	40.1

(1)	See Notes (3) and (4) to table under heading titled ``Beneficial Ownership of Our Common Stock by Our Board and Management.’’

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days after any given date, which, for the purposes of the foregoing table is April 16, 2007. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our common stock beneficially owned.

(3)	Based upon a Schedule 13G filed with the SEC on February 14, 2007 by Private Capital Management, Inc.

(4)	Based upon a joint Schedule 13D filed with the SEC on March 14, 2007 by Crescendo Partners II L.P., Series Y, Crescendo Investments II, LLC, Crescendo Advisors LLC, Eric Rosenfeld and Mr. Ajdler.

(5)	Based upon a Schedule 13G filed with the SEC on February 9, 2007 by Dimensional Fund Advisors LP.

(6)	Based upon a joint Schedule 13D/A filed with the SEC on January 2, 2006 by GGCP, Inc., Mario J. Gabelli, Gabelli Securities, Inc., Gamco Investors, Inc., Gabelli Funds, LLC, and GAMCO Asset Management Inc.

(7)	Based upon a Schedule 13G filed with the SEC on January 25, 2007 by Royce and Associates, LLC.

IMPORTANT

Tell your Board what you think! Your vote is important. No matter how many Shares you own, please give the Committee your proxy AGAINST the Company’s Merger proposals by taking three steps:

•	SIGNINGthe enclosed GOLD proxy card,

•	DATINGthe enclosed GOLD proxy card, and

•	MAILINGthe enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GOLD proxy card representing your Shares. The Committee urges you to confirm in writing your instructions to the Committee in care of D.F. King & Co., Inc. at the address provided below so that the Committee will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions or require any additional information concerning this Proxy Statement, please contact D.F. King & Co., Inc. at the address set forth below.

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

Call Toll-Free: l-800-628-8532
Banks and Brokerage Firms Call Toll-Free: 1-212-269-5550

THE COMMITTEE TO ENHANCE TOPPS
PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of The Topps Company, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote:

Via Internet

Accessing the World Wide Web site http://www._______.com and follow the instructions to vote via the internet.

By Phone

Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-888-###-#### and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

By Mail

Completing, dating, signing and mailing the white proxy card in the postage-paid envelope included with the proxy statement.

You can vote by phone or via the Internet any time prior to 11:59 p.m. Eastern Time, [_________ __], 2007. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED [____________ __], 2007

GOLD PROXY
THE TOPPS COMPANY, INC.

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF
THE COMMITTEE TO ENHANCE TOPPS

THE BOARD OF DIRECTORS OF THE TOPPS COMPANY, INC.
IS NOT SOLICITING THIS PROXY

P   R   O   X   Y

The undersigned appoints Eric Rosenfeld and Arnaud Ajdler, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of The Topps Company, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company, and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Special Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in their discretion with respect to any other matters as may properly come before the Special Meeting that are unknown to The Committee to Enhance Topps a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED AGAINST PROPOSALS 1 AND 2.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Special Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒	Please mark vote as in this example

1.	The approval of the Agreement and Plan of Merger, dated as of March 5, 2007, with Tornante-MDP Joe Holding LLC and Tornante-MDP Joe Acquisition Corp, which are entities owned by Michael D. Eisner and Madison Dearborn Partners, LLC.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Committee recommends a vote “AGAINST” Proposal 1.

2.	The Company’s proposal to approve any motion to adjourn or postpone the Special Meeting to another time and place, if necessary, to permit the further solicitation of proxies to establish a quorum or to obtain additional votes in favor of Proposal 1.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Committee recommends a vote “AGAINST” Proposal 2.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

DATED: _____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.